Exhibit 10.8

July 21, 2019

Ryan Martins

1115 Lincoln Avenue

Burlingame, CA 94010

Dear Ryan,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Financial Officer (“CFO”) of 89bio Ltd. (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter. Your employment will be administered under a US subsidiary of the Company.

Duties

In your capacity as a CFO, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Chief Executive Officer, (the “CEO”). You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

Location

Your principal place of employment shall in the San Francisco Bay area, subject to business travel as needed to properly fulfil your employment duties and responsibilities.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is July 21, 2019 (“Start Date”).

Base Salary

In consideration of your services, you will be paid an initial base salary of $330,000 per year, subject to review by the Board from time to time, payable in accordance with the standard payroll practices of the Company or its US subsidiary and subject to all withholdings and deduct ions as required by law.

Annual Bonus

Each year, you will have an opportunity to earn a bonus of up to 30% of your base salary (the “Target Bonus”). Your actual bonus amount will be determined based on a combination of Company results and individual performance against the applicable performance goals established by the Board. Any annual bonus with respect to a particular calendar year will be paid within 2

89bio LTD., 6 Hamada Street, 4th Floor, Herzliya, Israel

535 Mission Street, San Francisco, CA 94105

1/2 months following the end of the year for which the annual bonus relates. For any partial year of employment, you will receive a pro-rated annual bonus based on the number of days you are employed during the year.

You must remain continuously employed through the end of the applicable calendar year to be eligible to receive an annual bonus payment for a particular calendar year.

Expenses

The Company or its US subsidiary will reimburse you only for out of pocket business related expenses reasonably incurred in the performance of your duties, as approved by the Board in the annual budgeting process and in accordance with any expense claiming policies and guidelines promulgated by the Company or its US subsidiary from time to time.

Equity Grants

As soon as practicable following the Start Date, the Company will recommend that the Board grant you an option to purchase an aggregate of 590,000 of shares Ordinary Shares of the Company (representing ~1.04% of the current fully diluted outstanding shares of the Company), at a per share exercise price equal to the fair market value of such shares on the date of grant based on the last 409A Valuation. The Company will recommend to the Board that your percentage ownership in the company be trued up through the end of its Series A financing. The options will be governed by the Company’s 2018 Equity Incentive Plan (as supplemented by the Company’s 2018 United States Sub-Plan) and a stock option agreement to be entered into between the Company and you. The stock option agreement will provide, among other things, that, (i) subject to your continued employment with the Company or its subsidiary on each applicable vesting date, your options shall vest over a four-year period, 25% upon the one-year anniversary of the Start Date (or the fourth tranche date in respect of any true up grant), and the remaining 75% in equal quarterly installments over a period of three years thereafter, and (ii) in the event that you are terminated without Cause (as defined below) or resign for Good Reason (as defined below) within the Change in Control Protection Period (as defined below), then, subject to the Release Condition described below, any of your options then subject to vesting shall become fully vested as of the date of such termination.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives in the United States, as those policies are developed and amended by the Company. You will be entitled to paid vacation in accordance with the Company’s or its US subsidiary’s policies in effect from time to time. The Company and its subsidiaries reserve the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company or its subsidiary shall be less all applicable withholdings.

89bio LTD., 6 Hamada Street, 4th Floor, Herzliya, Israel

535 Mission Street, San Francisco, CA 94105

At-will Employment

Your employment with the Company or its subsidiary will be for no specific period of time. Rather, your employment will be at-will, meaning that any party may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company after approval by the Board.

Severance During the Change in Control Protection Period

In the event you are terminated without Cause or resign for Good Reason (as defined below) within ninety (90) days prior to, or twelve (12) months following the consummation of a Change in Control (the “Change in Control Protection Period”), then, subject to the Release Condition described above, the amount of the Severance Benefits described above will be six (6) months paid over six (6) months, unless the Board determines to pay or provide such Severance Benefits in a cash lump sum in sole discretion) plus any then outstanding equity then held by you that is unvested, will vest in full. For purposes herein, “Change in Control” means an event (i) which constitutes a Deemed Liquidation Event as defined in the Company’s Articles of Association, as may be amended from time to time, and (ii) in which the Company’s Series A investors receive a multiple of invested capital of at least two (2) times their original investment, and “Good Reason” means your resignation based on any of the following events without your written consent, (a) a material diminution in your authority, duties or responsibilities; (b) a material diminution in reporting relationship from that determined by an acquirer at the time of such Change of Control; (c) a material diminution in your annual base salary except if the base salaries of a significant number of other executives and members of senior management of the Company also are proportionately reduced, whether or not such reduction is voluntary on your part or on the part of such other executives and senior management; (d) the Company’s relocation of your primary work location outside a 40-mile radius of San Francisco that increases your one-way driving distance by more than 40 miles; (e) any other action or inaction that constitutes a material breach of the terms of an applicable employment agreement. To constitute a resignation for Good Reason: (i) you must provide written notice to the Company within thirty (30) days of the initial existence of the event constituting Good Reason, (ii) you may not terminate your employment unless the Company fails to remedy the event constituting Good Reason within fifteen (15) days after such notice has been deemed given pursuant to this offer letter, and (iii) you must terminate employment with the company no later than fifteen (15) days after the end of the 15-day cure period in which the Company fails to remedy the event constituting Good Reason.

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes

89bio LTD., 6 Hamada Street, 4th Floor, Herzliya, Israel

535 Mission Street, San Francisco, CA 94105

of Section 409A, each instalment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Whenever in this offer letter a payment or benefit is conditioned on your execution of a release of claims, such release must be executed, and all revocation periods shall have expired, within 45-days after the date of your termination of employment, failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt deferred compensation for purposes of Section 409A, and if such 45-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

Governing Law

This offer letter shall be governed by the laws of California, without regard to conflict of law principles.

Contingent Offer

This offer is contingent upon:

(a)

Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.

(b)	Your execution of the Company’s enclosed (1) Employee Proprietary Information and Invention Assignment Agreement, and (2) Employee Arbitration Agreement.

Representations and Warranties

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non -competition, non-solicitation or other work-related restrictions imposed by a current or former

89bio LTD., 6 Hamada Street, 4th Floor, Herzliya, Israel

535 Mission Street, San Francisco, CA 94105

employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other in formation, you should discuss such questions with your former employer before removing or copying the documents or information.

By accepting this offer, you acknowledge and agree that, so long as you are employed by the Company or its subsidiary, except upon the prior written consent of the Board, you will not (i) accept any other employment, or (ii) engage, directly or indirectly , in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place you in a conflicting position to that of, the Company.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept through July 22, 2019, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

/s/ Rohan Palekar

Rohan Palekar
Chief Executive Officer
On behalf of 89bio Ltd.

89bio LTD., 6 Hamada Street, 4th Floor, Herzliya, Israel

535 Mission Street, San Francisco, CA 94105

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Ryan Martins

Signed: /s/ Ryan Martins

Date: July 21, 2019

89bio LTD., 6 Hamada Street, 4th Floor, Herzliya, Israel

535 Mission Street, San Francisco, CA 94105